UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                        Commission File Numbers:00-20190

(Check One):[ ]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K
            [x]Form 10-Q and Form 10-QSB [ ] Form N-SAR

                        For Period Ended: March 31, 2001

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

               For the Transition Period Ended: ----

 Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

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      NOTHING    IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION
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                                  Piranha, Inc.
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                             Full Name of Registrant

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                            Former Name if Applicable

                          2425 N. Central Expressway, Suite 480
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           Address of Principal Executive Office (Street and Number)

                              Richardson, TX 75080
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                            City, State and Zip Code
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                      PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]             (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]             (b) The subject annual report, semi-annual report, transition report on From 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject ___ quarterly ___ report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]             (c) The accountant's statement or other exhibit required by
           Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Registrant has been unable to complete the preparation of its financial statements because its efforts were directed toward completing and filing its Form 10-KSB. That Form has now been filed.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.


      Richard S. Berger               (312)                664-7852
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          (Name)                    (Area Code)         (Telephone Number)

(2)Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

     [ X ] Yes            [  ]   No

(3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ X ] Yes            [   ]   No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made:

Losses for the quarter ending March 31, 2001, will be significantly higher than for the corresponding period ending March 31, 2000. The Company is still gathering information and is unable to quantify the amount of the loss at this time.

Piranha, Inc. (Name of Registrant as specified in Charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 16, 2001                By: /s/ Richard S. Berger
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                                        Chief Financial Officer and Secretary